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                                                               [LOGO OF MetLife]

Metropolitan Life Insurance Company
200 Park Avenue
New York, NY 10166

MetLife Investors Distribution Company
1095 Avenue of the Americas
New York, NY 10036

October 27, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     Metropolitan Life Insurance Company
     Metropolitan Life Separate Account E
     Registration Statement on Form N-4 (File Nos. 333-198314/811-04001)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Metropolitan Life Insurance Company, the depositor, on behalf of itself and Metropolitan Life Separate Account E, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on November 7, 2014.

     METROPOLITAN LIFE INSURANCE COMPANY
     (Depositor)

     METROPOLITAN LIFE SEPARATE ACCOUNT E
     (Registrant)

     By: /s/ Paul G. Cellupica
         ------------------------------------------
         Paul G. Cellupica
         Executive Vice President and Chief Counsel

     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)

     By: /s/ Donald Leintz
         ------------------------------------------
         Donald Leintz
         Vice President